                                                                      EXHIBIT 11

                          BFX HOSPITALITY GROUP, INC.

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
             For the Years Ended September 30, 1997, 1996 and 1995
                   (In thousands, except per share amounts)


                                                            1997     1996      1995
                                                          -------   ------   -------
Primary Earnings per Share
--------------------------
 Loss from continuing operation.........................  $(7,854)  $ (921)  $  (156)
 Income (loss) from discontinued operation..............   14,512    2,315    (1,053)
                                                          -------   ------   -------
 Net income (loss)......................................  $ 6,658   $1,394   $(1,209)
                                                          =======   ======   =======

 Weighted average shares outstanding (a)................    6,957    6,441     5,465
                                                          =======   ======   =======

 Loss from continuing operation per average
   common share.........................................  $ (1.13)  $ (.14)  $  (.03)
 Income (loss) from discontinued operation per average
   common share.........................................     2.09      .36      (.19)
                                                          -------   ------   -------
 Net income (loss) per average common share.............  $   .96   $  .22   $  (.22)
                                                          =======   ======   =======

Fully Diluted Earnings per Share
--------------------------------

 Loss from continuing operation.........................  $(7,854)  $ (921)  $  (156)
 Income (loss) from discontinued operation..............   14,512    2,315    (1,053)
                                                          -------   ------   -------
 Net income (loss)......................................  $ 6,658   $1,394   $(1,209)
                                                          =======   ======   =======

 Weighted average shares outstanding....................    6,957    6,441     5,465
 Adjustment to reflect assumed exercise of
   stock options at beginning of the period.............        -      208         -
                                                          -------   ------   -------

 Weighted average shares outstanding, as adjusted.......    6,957    6,649     5,465
                                                          =======   ======   =======

 Fully diluted loss from continuing operation...........  $ (1.13)  $ (.14)  $  (.03)
 Fully diluted income (loss) from discontinued operation     2.09      .35      (.19)
                                                          -------   ------   -------
 Fully diluted net income (loss)........................  $   .96   $  .21   $  (.22)
                                                          =======   ======   =======

 (a) Calculation of assumed exercise stock options as common stock equivalent shares had an immaterial effect and are excluded from weighted average shares outstanding.